As filed with the Securities and Exchange Commission on November 29, 2006

Registration No. 333- 128816

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT

NO. 1

ON FORM S-3 TO FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JER INVESTORS TRUST INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

1650 Tysons Blvd.

Suite 1600

McLean, Virginia 22102

(703) 714-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel T. Ward

Secretary

JER Investors Trust Inc.

1650 Tysons Blvd.

Suite 1600

McLean, Virginia 22102

(703) 714-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting, pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. The securities described in this prospectus cannot be sold until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated November 29, 2006

11,286,501 Shares of Common Stock

JER INVESTORS TRUST INC.

This prospectus relates to up to 11,286,501 shares of common stock of JER Investors Trust Inc. that the selling stockholders named in this prospectus may offer for sale from time to time. We will not receive any of the proceeds from the sale of any shares by the selling stockholders.

The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on the New York Stock Exchange or other exchanges on which our shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement which will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “JRT.” The last reported sale price of our common stock on November 28, 2006 was $19.15 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2 of this prospectus and under Item 1A of our Annual Report on Form 10-K for a discussion of those risks.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference in this prospectus or in our affairs since their respective dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a resale shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus covers the resale of our common stock by the selling stockholders named in this prospectus or any prospectus supplement hereto and their pledgees, donees, assignees and other successors in interest. This prospectus only provides you with a general description of our common stock the selling stockholders may offer. The selling stockholders may offer and sell some or all of their common stock in one or more transactions from time to time. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

To the extent any inconsistency or conflict exists between the information included in this prospectus and the information incorporated by reference in this prospectus or included or incorporated by reference in a prospectus supplement, the information included in a prospectus supplement or incorporated by reference in this prospectus or a prospectus supplement updates and supersedes the information in this prospectus.

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OUR COMPANY

JER Investors Trust Inc. is a specialty finance company organized by J.E. Robert Company, Inc. primarily to originate and acquire real estate debt securities and loans. We were formed in April 2004 and we completed our initial public offering in July 2005. We are externally managed and advised by JER Commercial Debt Advisors LLC, an affiliate of J.E. Robert Company, Inc. J.E. Robert Company and its affiliates are a fully integrated real estate investment management firm. We capitalize on the knowledge and substantial resources of J.E. Robert Company and its affiliates and take advantage of the growing volume and complexity of commercial real estate structured finance products by investing primarily in loans and debt securities that we believe will yield the highest risk-adjusted returns. Our target investments include commercial real estate structured finance products such as commercial mortgage backed securities (commonly known as CMBS), first mortgage loan participations, mezzanine loans and B-Note participations in mortgage loans, as well as whole commercial mortgage loans, loans to real estate companies, preferred equity, and net leased real estate. We may also invest in residential mortgages and related securities. In addition to the assets previously presented in prior filings, on November 27, 2006, we purchased a mezzanine loan investment for $50.0 million. The loan bears interest based on LIBOR plus a spread of 2.38% and has a maturity date of July 2008. The loan is secured by a portfolio of seven luxury hotels, five of which are located in Hawaii. We pursue a selective investment strategy, targeting specific transactions based on an analysis of debt structure and taking into account the underlying real estate and borrower credit risk. We are organized and conduct our operations in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

J.E. Robert Company was founded in 1981 to provide expertise to public and private financial institutions in resolving real estate loan workout situations. Since its founding, the firm has been active in all facets of the commercial real estate debt markets, including sourcing, due diligence, valuation, acquisition, asset management and disposition. J.E. Robert Company also conducts its real estate investment management activities on a global basis through a series of private equity funds.

Since 1991, J.E. Robert Company has served as a special servicer or asset manager for over 40 securitized pools of non-performing and performing commercial loans with a par value at issuance of over $25 billion. The primary function of the special servicer is to manage any loans that become delinquent or default at their maturity. Accordingly, the special servicer function is critical with respect to maximizing the return of principal and interest from the underlying loans. J.E. Robert Company currently has the highest special servicer ratings of “CSS1” and “strong” from Fitch Investors Service, Inc. and Standard & Poor’s rating services, respectively. J.E. Robert Company is currently the special servicer for eighteen of the twenty-one CMBS pools in which we have made investments to date.

We were incorporated in the State of Maryland on April 19, 2004. Our principal executive offices are located at 1650 Tysons Blvd., Suite 1600, McLean, Virginia 22102. Our telephone number is (703) 714-8000. We maintain a web site at www.jer.com. Information at our web site is not and should not be considered part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, and in our periodic filings with the Securities and Exchange Commission, together with the other information contained or incorporated by reference in this prospectus before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to Our Management and our Relationship with Our Manager and J.E. Robert Company and its Affiliates

We are dependent upon our manager and certain key personnel of J.E. Robert Company provided to us through our manager and may not find a suitable replacement if our manager terminates the management agreement or such key personnel are no longer available to us.

Neither we nor our manager have any employees. All of our officers are employees of J.E. Robert Company. We have no separate facilities and are completely reliant on our manager and J.E. Robert Company, which has significant discretion as to the implementation of our operating policies and strategies. Pursuant to a services agreement among us, our manager and J.E. Robert Company, our manager relies on J.E. Robert Company to provide our manager with the personnel, services and resources as needed by our manager to enable it to carry out its obligations and responsibilities under the management agreement. Our manager is not significantly capitalized and does not have its own facilities or employees separate from J.E. Robert Company. Mr. Joseph E. Robert, Jr. is the sole stockholder of J.E. Robert Company as of the date hereof. Mr. Robert beneficially owns a majority of the membership interests of our manager, and as a result, Mr. Robert is in a position to control the policies, decision making and operations of our manager. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of certain of J.E. Robert Company’s executive officers, whose continued service is not guaranteed. If our manager terminates the management agreement or key officers leave our manager, we may be unable to execute our business plan.

There are conflicts of interest in our relationship with J.E. Robert Company and its affiliates, including with our manager, which could result in decisions that are not in the best interests of our stockholders.

Our chairman and chief executive officer and another member of our board and each of our executive officers also serve as officers of our manager and other J.E. Robert Company affiliates. Certain senior officers of J.E. Robert Company, some of whom are also our officers and directors, and their affiliates beneficially own all of the outstanding membership interests of our manager, J.E. Robert Company, and affiliates of J.E. Robert Company currently manage and invest in, and will continue to manage and invest in, other real estate-related investment entities. The personnel provided to us through our manager are not required to devote a specific amount of time to our business. At the time of our formation when our management agreement, incentive plan, conflicts policy and other organizational matters were approved for us, Mr. Robert, the sole stockholder of J.E. Robert Company, was our sole stockholder and our sole director. As a result, these matters were not negotiated at arm’s length, and their terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may enter into transactions in the future with J.E. Robert Company and its affiliates that may result in conflicts of interest. In addition, we have agreed to indemnify J.E. Robert Company and our manager and their respective directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties, performed in good faith in accordance with and pursuant to the management agreement and the related services agreement.

The base management fee, along with other reimbursements and fees payable to our manager, are payable regardless of our performance.

We will pay our manager substantial base management fees, based on our equity capital, along with other reimbursements and fees, regardless of the performance of our portfolio. For example, $1.9 million of base management fees were payable to our manager for the period from inception (April 19, 2004) to December 31, 2004 despite the fact that we experienced a net loss of $5.9 million during the same period.

Our management agreement also provides that we are required to reimburse our manager for certain general and administrative expenses incurred by our manager on our behalf, including our pro rata share of overhead expenses of the manager required for our operations. In November 2006 retroactive to January 1, 2006, the independent members of our board of directors approved an amendment to the management agreement to provide that the allocable overhead reimbursement will be fixed at an amount equal to $500,000 per annum for 2006, and in each calendar year thereafter, subject to approval by the independent members of our board of directors, $500,000 multiplied by the sum of (a) one plus (b) the percentage increase in the Consumer Price Index (CPI) for the applicable year over the CPI for the calendar year 2006. During the year ended December 31, 2005, overhead reimbursements were approximately $537,000. Our manager may also be paid or reimbursed for the costs of providing other services that outside professionals or consultants otherwise would provide on our behalf. Our manager may engage J.E. Robert Company or its affiliates to perform certain legal, accounting, due diligence, asset management, securitization, property management, brokerage, loan servicing, leasing and other services that outside professionals or outside consultants otherwise would perform on our behalf. J.E. Robert Company and its affiliates may be reimbursed or paid for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those that would be paid to outside professionals or consultants on an arm’s-length basis. Our manager is reimbursed for any expenses incurred in contracting with third parties. In addition, our manager is responsible for all employment compensation of J.E. Robert Company personnel who perform services for us pursuant to the management agreement.

Each CMBS securitization requires a special servicer be appointed by the purchaser controlling the most subordinated non-investment grade class of securities. As our manager is not a rated special servicer, it appoints J.E. Robert Company or another entity that is a rated special servicer as the special servicer whenever we acquire a controlling interest in the most subordinated non-investment grade class of a CMBS securitization.

In connection with CDO II, one of our wholly owned subsidiaries entered into a collateral administration agreement with J.E. Robert Company, pursuant to which the J.E. Robert Company has agreed to advise the wholly owned subsidiary on certain matters regarding the collateral interests and other eligible investments securing the notes issued in the CDO. J.E. Robert Company will receive fees in return for such services.

The incentive fee may cause our manager to invest in more risky investments to increase Funds From Operations and thereby increase the incentive fee earned by our manager.

Our manager is entitled to receive incentive compensation based upon our achievement of targeted levels of Funds From Operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on Funds From Operations may lead our manager to place undue emphasis on the maximization of Funds From Operations at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

Termination of our management agreement would be costly.

Termination of the management agreement with our manager without cause or non-renewal of the management agreement is costly. The management agreement renews automatically each year and we must give our manager 180 days prior notice of any termination or non-renewal and pay a termination fee, within 90 days of termination, equal to four times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. We also must pay the termination fee if we fail to renew the agreement upon expiration of the initial term or subsequent terms. In addition, following any termination of the management agreement, we must pay our manager all compensation accruing to the date of the termination. These provisions increase the effective cost to us of terminating or electing not to renew the management agreement, thereby adversely affecting our ability to terminate our manager without cause, even if we believe the manager’s performance is not satisfactory.

The conflicts of interest policy developed by J.E. Robert Company for us and the JER Funds may limit the type of investments we make and may impact our ability to comply with REIT requirements and restrictions and with the Investment Company Act.

Because JER Fund III, one of the private equity funds managed by J.E. Robert Company (the “JER Funds”), recently achieved full investment as defined under the JER Fund III limited partnership agreement, its successor fund, JER Fund IV, will shortly begin making investments in a wide range of commercial real estate equity and debt assets. While we target primarily conduit commercial mortgage backed securities, mezzanine loans, bridge loans, B-Notes, preferred equity, corporate loans, mortgage loans and net leased real estate and residential mortgages and related securities, JER Fund IV (like JER Fund III) will generally seek to invest in direct ownership of real estate, non-conduit commercial mortgage backed securities, equity securities, preferred equity and high yield debt

(typically with equity participation). The investments we pursue may overlap with the investment objectives of JER Fund IV.

We must abide by the terms of the conflicts of interest policy developed by J.E. Robert Company with respect to conflicts of interest between us and the JER Funds. To the extent that specific investment opportunities are determined by J.E. Robert Company to be suitable for and advantageous to us and JER Fund IV, J.E. Robert Company will allocate the opportunities equally between us and JER Fund IV wherever reasonably practicable. Where J.E. Robert Company determines that an equal allocation is not reasonably practicable, it will allocate that investment in a manner that it determines in good faith to be fair and reasonable. The conflicts policy may at times prevent us from acquiring 100% of certain attractive investments because the policy requires that investments determined to be appropriate for both us and JER Fund IV be allocated equally between us and JER Fund IV whenever reasonably practicable. In addition, where J.E. Robert Company determines that it is not reasonably practicable to equally allocate an investment, that investment may be allocated solely to JER Fund IV. J.E. Robert Company will also apply the foregoing allocation procedures between us and any future investment funds, companies or vehicles or other entities that it controls with which we have overlapping investment objectives. J.E. Robert Company may also alter the policy at any time without notice to our input from us or our stockholders.

The conflicts policy may make it difficult for us to avoid the registration requirements of the Investment Company Act or satisfy the REIT requirements of the tax laws. This requirement may also cause us to forego desirable investment opportunities and subject us to the risk that we may be limited in our ability to refocus our investment strategy if needed.

Through September 30, 2006, we originated, together with JER Fund III, mezzanine loans totaling $63.4 million as part of a program to provide financing for garden apartment condominium conversions in Florida. Because these mezzanine loans were determined to be suitable for both us and JER Fund III, the ownership of these loans has been allocated equally between us and JER Fund III in accordance with the conflicts policy adopted by J.E. Robert Company described above. Consequently, our share of these mezzanine loans originated was $31.7 million. The outstanding principal balance of these loans was $28.5 million at September 30, 2006.

During the quarter ended September 30, 2006, we invested in mezzanine loans totaling $65.0 million where JER Fund III held a controlling equity interest in the borrower. The acquisitions of these mezzanine loans were approved by independent members of the board of directors as required by our investment guidelines. At September 30, 2006, there was $65.0 million outstanding related to these loans.

Mr. Joseph E. Robert, Jr. has significant control over our company and will influence decisions regarding our operations and our business.

Mr. Joseph Robert, Jr. is our chairman and chief executive officer and the chairman and chief executive officer of our manager. As of the date hereof, Mr. Robert beneficially owns a majority of the membership interests of our manager and approximately 5.9% of our common stock. As a result, Mr. Robert has significant control over us, particularly our management. Mr. Robert may exercise his influence over us and make decisions with which you may disagree.

Our board of directors has approved very broad investment guidelines for our manager and does not approve each investment decision made by our manager.

Our manager is authorized to follow very broad investment guidelines. Our directors will periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors will rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us.

We may change our investment strategy without stockholder consent, which may result in riskier investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may also increase our exposure to interest rate and real estate market fluctuations.

We may change our operational policies without stockholder consent, which may adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to our REIT status, acquisitions, growth, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Risks Relating to Our Business Strategy

We have limited experience operating as a REIT or a public company and may not operate successfully.

We were organized in April 2004 and have a limited operating history. We completed our initial public offering in July 2005. Our senior management team has limited experience with the complex rules and regulations governing public companies in general and REITs in particular. Our results of operations depend on many factors, including the performance of our assets, the availability of opportunities for the acquisition of additional assets, the level and volatility of interest rates, readily accessible short and long term financing, conditions in the financial markets and economic conditions, and we may not operate successfully.

We expect to incur significant debt to finance our investments, which may subject us to increased risk of loss and reduce cash available for distributions to our stockholders.

We intend to leverage our assets through borrowings, generally through the use of bank credit facilities, repurchase agreements and the issuance of collateralized debt obligation transactions, or CDOs. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender’s estimate of the stability of the portfolio’s cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired. As of September 30, 2006, we had outstanding indebtedness totaling $266.3 million related to a CDO issuance in November 2005, which we refer to as CDO I, and amounts outstanding under our repurchase agreements of $294.9 million.

On October 17, 2006, we issued our second CDO through two wholly-owned subsidiaries, JER CRE CDO 2006-2, Limited and JER CRE CDO 2006-2, LLC, collectively known as CDO II. CDO II is secured by $1.2 billion par value of collateral interests consisting of CMBS, mezzanine loan interests, first mortgage loan interests, Re-REMIC securities, and real estate CDO securities. CDO II issued privately placed notes totaling $768.4 million rated AAA through BBB-, which we refer to as the Investment Grade Notes. We purchased a portion of the Investment Grade Notes and retained all of the non-investment grade notes and preferred shares. $708.3 million of Investment Grade Notes were issued to third parties, consisting of $47.0 million of fixed rate notes with a weighted average interest rate of 5.8% and $661.3 million of floating rate notes with a weighted average interest rate of LIBOR plus 62 basis points. At issuance, the weighted average cost of borrowing for CDO II was approximately 63 basis points (excluding fees and expenses) over applicable swap or LIBOR rates. CDO II includes a ramp facility of approximately $230.9 million that will finance additional collateral interests, as well as a replenishment collateral pool up to $275 million that will allow replenishment of proceeds of loan interests that are paid off within five years from the closing of the transaction subject to the replenishment collateral meeting certain criteria outlined in the CDO II indenture. A portion of the proceeds from the sale of the notes issued by CDO II were used to pay down approximately $294.9 million in outstanding debt and accrued interest thereon of $0.8 million under various repurchase agreements.

We account for the CDO II transaction as a financing due to certain permitted activities of the CDO II trust that are not consistent with activities of QSPE permitted under SFAS No. 140. Accordingly, the assets transferred to the CDO II trust remain as assets on our consolidated balance sheets and the notes issued to third parties will be reflected as notes payable on our consolidated balance sheets.

Our debt service payments reduce cash available for distribution to stockholders. For the nine months ended September 30, 2006, $13.4 million of debt service was incurred primarily related to CDO I. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

While we intend to maintain target debt-to-equity ratios of between approximately two-to-one to three-to-one, our governing documents contain no limitation on the amount of debt we may incur, and our board of directors may change our debt policy at any time without stockholder approval. In addition, we may leverage individual assets or portfolios of assets at substantially higher levels than two-to-one to three-to-one debt-to-equity ratios. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest, resulting in the loss of some or all of our assets to foreclosure or sale in order to satisfy our debt obligations;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our ability to make distributions to our stockholders and the market price of our common stock.

We leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls that we will have to satisfy. We may not have the funds available to satisfy these margin calls.

We may not be able to access financing on favorable terms, or at all, which could adversely affect our ability to execute our business plan.

We expect to finance our assets over the long-term through a variety of means, including credit facilities, issuance of CDOs and other structured financings. Our ability to execute this strategy depends on various conditions in the markets that are beyond our control, including liquidity and credit spreads. We cannot assure you that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders, funds available for operations as well as for future business opportunities.

Interest rate fluctuations could reduce our ability to generate income on our investments and may cause losses.

Our primary interest rate exposures relate to our loans, mortgage backed securities and variable-rate debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates. In a period of rising interest rates, our interest expense could increase, while the interest we earn on our fixed-rate debt investments would not change, adversely affecting our profitability. As of September 30, 2006, 78% of our investments on a cost basis had fixed rate terms and 26% of our debt had fixed rate terms.

In November 2005, we closed CDO I and issued $418.7 million par value of collateralized debt obligations. In connection with the pricing of CDO I in October 2005, through JER CRE CDO 2005-1, Limited, we entered into an amortizing swap with an initial notional balance of approximately $110 million and a final maturity of June 2015. Under the swap, we agreed to pay the counterparty a fixed interest rate of 4.9% per annum in exchange for floating payments tied to USD-LIBOR on the applicable notional amount. Prior to CDO I, we had entered into several forward-starting interest rate swaps to mitigate the risk of changes in the interest-related cash outflows on the forecasted issuance of the CDO. In connection with the pricing of CDO I in October 2005, we exited these swaps.

In October 2006, we closed and issued CDO II which is secured by $1.2 billion par value of collateral interests consisting of CMBS, mezzanine loan interests, first mortgage loan interests, Re-REMIC securities, and real estate CDO securities. In connection with the pricing of CDO II in September 2006, we, through JER CRE CDO 2006-2, Limited, a wholly-owned subsidiary, entered into an amortizing interest rate swap effective October 17, 2006 with an initial notional balance of approximately $386.3 million which declines to approximately $219.9 million. At the same time, in connection with CDO II and other anticipated or existing indebtedness, we also entered into an accreting interest rate swap effective October 17, 2006 with an initial notional balance of zero increasing to approximately $33.8 million in October 2009 and increasing thereafter to approximately $80.0 million. These swaps mature in August 2016 and we have agreed to pay the counterparties a weighted average fixed interest rate of 5.1% per annum in exchange for floating payments tied to USD-LIBOR on the applicable notional amount. Prior to CDO II, we had entered into several forward-starting interest rate swaps to mitigate the risk of changes in the interest-related cash outflows on the forecasted issuance of CDO II. In connection with the pricing of CDO II in September 2006, we exited these swaps.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

At September 30, 2006, our interest rate swaps partially mitigates the impact of an interest rate increase on our floating rate debt. As a result and due to floating rates on a portion of our real estate loans, increases in interest rates will decrease our net income. All of our floating rate assets and liabilities are tied to USD-LIBOR or a different applicable base rate, subject, in some cases, to certain caps or limitations. The following table shows the estimated change in net income for a 12-month period based on changes in the applicable USD-LIBOR rates applied to floating rate assets, liabilities and derivatives as of September 30, 2006:

Rate Change (Basis Points)	Estimated Change in Net Income Over 12 Months(1)
(in thousands)
-200	$ 2,001
-100	1,000
+100	(1,039)
+200	(2,157)

(1)	Excludes the effect of changes in interest rates with respect to two interest rate swap agreements with a total notional amount of $386.3 million outstanding at September 30, 2006, but effective on October 17, 2006 that hedge the effect of floating rate debt issued in October 2006 related to CDO II as well as other forecasted issuances of debt. After repayments of outstanding debt under our repurchase agreements from a portion of CDO II proceeds, our floating rate debt increased by approximately $366.4 million.

Interest rate changes will also affect the fair value of our CMBS investments, real estate loans and derivatives.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We price our assets based on our assumptions about future levels of credit spreads for longer term fixed rate financing of those assets. We expect to obtain longer term financing for these assets at a spread over a certain benchmark, such as the yield on United States Treasury bonds, swaps, or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse effect on our income and a reduction in the economic value of the assets that we have originated or acquired.

We may not be able to acquire eligible securities and/or loans for future CDO issuances, or may not be able to issue CDO securities on attractive terms that closely match fund the duration of our assets and liabilities, which may require us to seek more costly financing for our investments or to liquidate assets.

We intend to finance our real estate securities and loans on a long-term basis, such as through the issuance of CDOs. Prior to the issuance of our CDOs, we finance our investments with relatively short-term credit facilities. We use these short-term facilities to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated, at which time we refinance these facilities with CDO issuances. We expect to follow a similar process to finance our future growth. As a result, we are subject to the risk that we will not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we will not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long term financing. Inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of the CDOs that we have issued and intend to issue in the future generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, of the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our net income. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

The significant cash proceeds as a result of CDO financings may have a negative impact on our cash flow.

As a result of our CDO financings, we receive significant cash proceeds, including restricted cash available to fund future investments. If we fail to invest the cash timely, we will have significant cash resulting in a negative spread on our outstanding cash balance relative to financing costs on such balances over the short to medium-term until we successfully invest all the cash generated from the CDO.

We may be required to repurchase loans that we have sold to indemnify holders of our CDOs.

If any of the loans we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, the terms of CDO I and CDO II require us, and the terms of any future CDOs will likely require us, to repurchase those loans (including from a trust vehicle used to facilitate a structured financing of the assets through CDOs) or replace them with substitute loans. In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against such assets is limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

An increase in prepayment rates could adversely affect yields on our investments.

The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, we are likely to reinvest the proceeds of prepayments received during these periods in assets yielding less than the mortgage loans that were prepaid. In addition, the market value of the mortgage loan assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of certain investments.

Our hedging transactions may limit our gains or result in losses.

We intend to use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. The value of our forwards, futures and swaps may fluctuate over time in response to changing market conditions, and will tend to change inversely with the value of our liabilities that we intend to hedge. Hedges are sometimes ineffective because the correlation between changes in value of the underlying investment and the derivative instrument is less than was expected when the hedging transaction was undertaken. Since a substantial portion of our hedging activity is intended to cover the period between origination or purchase of loans using short term financing vehicles and obtaining permanent fixed-rate financing for those loans, unmatched losses in our hedging program may occur when the planned permanent fixed rate financing fails to occur, or if the hedge proves to be ineffective. Realized losses on hedge positions will reduce cash available for distribution to stockholders and such losses may exceed amounts invested in these instruments.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedge counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedge positions, it may not always be possible to dispose of or close out a hedge position without the consent of the hedge counterparty, and we may not be able to enter into a replacement contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We are subject to significant competition and we may not compete successfully.

We are subject to significant competition in acquiring investments. We compete with several other companies, such as other REITs, insurance companies and other investors, including funds and companies affiliated with J.E. Robert Company. Recently, there has been increased competition in the CMBS market, with many companies seeking to invest in CMBS issuances. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

Risks Related to Our Investments

Our real estate investments are subject to risks particular to real property.

We own assets secured by real estate and may own real estate directly. Real estate investments will be subject to various risks, including:

•	acts of God, including earthquakes, hurricanes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

The mortgage loans in which we invest and the mortgage loans underlying the mortgage backed securities in which we invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by the risks particular to real property described above, as well as, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in specific industry segments;

•	declines in regional or local real estate values, or rental or occupancy rates; and

•	increases in interest rates, real estate tax rates and other operating expenses.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. As of September 30, 2006, we had one investment in a senior loan which amounted to approximately 3% of the cost basis of our portfolio.

CMBS evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans. To date, with respect to the underlying loans with aggregate outstanding balances of approximately $40.5 billion in the 19 new issue conduit securitization trusts in which we have acquired CMBS, we have been notified of delinquencies on three underlying mortgage loans. The three delinquent loans totaled approximately $25.1 million, or 0.1% of the outstanding pool balance.

We have also acquired CMBS in two other securitization trusts. Based on the most recent trustee report available (dated October 17, 2006), one of these seasoned securitizations consisted of 263 total underlying loans with an outstanding loan pool balance of approximately $1.8 billion. There were three delinquent loans totaling approximately $11.8 million, which equaled 0.7% of the outstanding pool balance. Based on the most recent trustee report available (dated October 30, 2006), a second seasoned securitization consisted of 6,011 total underlying loans with an outstanding pool balance of approximately $29.4 billion. There were 35 delinquent loans totaling approximately $113.7 million, which equaled 0.4% of the outstanding pool balance.

Our investments in subordinated mortgage backed securities could subject us to increased risk of losses.

In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of or actual economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities. As of September 30, 2006, approximately 69% of the cost basis of our portfolio consisted of non-investment grade subordinated mortgage backed securities.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses. In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. As of September 30, 2006, approximately 19% of the cost basis of our portfolio consisted of mezzanine loans.

The B-Notes in which we invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

A B-Note is a mortgage loan typically (i) secured by a first mortgage on a single large commercial property or group of related properties and (ii) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. B-Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties. B-Notes also are less liquid than commercial mortgage backed securities, thus we may be unable to dispose of underperforming or non-performing investments. The higher risks associated with our subordinate position in our B-Note investments could subject us to increased risk of losses. In July 2005, the remaining balance of a B-Note investment was repaid in full. As of September 30, 2006, we had no B-Note investments.

Bridge loans involve a greater risk of loss than traditional mortgage loans.

We may provide bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition or renovation of real estate. The borrower has usually identified an undervalued asset that has been under-managed or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. We may therefore be dependent on a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and the price of our common stock may be adversely affected.

Preferred equity investments involve a greater risk of loss than traditional debt financing.

We may make preferred equity investments. Preferred equity investments are subordinate to debt financing and are not secured. Should the issuer default on our investment, we would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after any lenders to the entity are paid. As a result, we may not recover some or all of our investment, which could result in losses.

Investments in REIT debt securities are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We may invest in REIT debt securities. Investments in REIT debt securities involve special risks relating to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. Investments in REIT debt securities are subject to the inherent risks associated with real estate-related investments discussed in this prospectus, including the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;

•	the dependence upon the successful operation of and net income from real property;

•	risks generally incident to interests in real property; and

•	risks specific to the type and use of a particular commercial property.

REIT debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT debt securities that are rated non-investment grade. As a result, investments in REIT debt securities are also subject to risks of:

•	limited liquidity in the secondary trading market;

•	substantial market price volatility resulting from changes in prevailing interest rates;

•	subordination to the prior claims of banks and other senior lenders to the issuer;

•	the operation of mandatory sinking fund or redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets;

•	the possibility that earnings of the REIT security issuer may be insufficient to meet its debt service and dividend obligations; and

•	the declining creditworthiness and potential for insolvency of the issuer of REIT securities during periods of rising interest rates and economic downturn.

These risks may adversely affect the value of outstanding REIT debt securities and the ability of the issuers thereof to repay principal and interest or make dividend payments, which could reduce our ability to make distribution to our stockholders.

Investments in net lease properties may generate losses.

We expect to make investments in net leased real estate assets. The value of our investments and the income from our investments in net lease properties will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain a property, we will be subject to all risks associated with owning real estate. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If we were to fail to meet these obligations, the applicable tenant could abate rent or terminate the applicable lease, which may result in a loss of our capital invested in, and anticipated profits from, the property. In addition, we may find it difficult to lease property to new tenants that may have been suited to the particular needs of a former tenant.

We may make investments in non-U.S. dollar denominated securities, which subject us to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase CMBS denominated in foreign currencies. We expect that our exposure, if any, would be principally to the British pound and the euro. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk, subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. Investments in foreign countries also subject us to risks of multiple and conflicting tax laws and regulations and political and economic instability abroad, which could adversely affect our receipt of interest income on these investments.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Except in limited instances, loans we may acquire or originate will not conform to conventional loan standards applied by traditional lenders and will not be rated or will be rated as non-investment grade (for example, for investments rated by Moody’s Investors Service, ratings lower than Baa3, and for Standard & Poor’s, ratings lower than BBB-). The non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. As a result, loans we originate or acquire may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock. We currently anticipate investing primarily in unrated or non-investment grade assets. There are no limits on the percentage of unrated or non-investment grade assets we may hold in our portfolio.

Credit ratings assigned to our investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to our investments will not be downgraded.

Some of our investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our investments in the future, the value of these investments could significantly decline, which may have an adverse affect on us.

Insurance on mortgage loans and real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

As a result of the events of September 11, 2001, insurance companies are limiting and excluding coverage for acts of terrorism in insurance policies. As a result, we may suffer losses from acts of terrorism that are not covered by insurance. In addition, the mortgage loans that are secured by certain of our properties contain customary covenants, including covenants that require us to maintain property insurance in an amount equal to the replacement cost of the properties. There can be no assurance that the lenders under our mortgage loans will not take the position that exclusions from our coverage for losses due to terrorist acts is a breach of a covenant that, if uncured, could allow the lenders to declare an event of default and accelerate repayment of the mortgage loans.

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities that we purchase are traded in private, unregistered transactions and are therefore subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The B-Notes, mezzanine, bridge and mortgage loans we originate or purchase are particularly illiquid investments due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default.

Lack of diversification in number of investments increases our dependence on individual investments.

Our investment policy allows us to invest up to 20% of our equity in any individual investment. As a result, our portfolio may be concentrated in a small number of assets, increasing the risk of loss to us and our stockholders if a default or other problem arises.

Liability relating to environmental matters may impact the value of our properties or the properties underlying our investments.

Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

When we acquire net leased properties directly, there may be environmental problems associated with the property of which we were unaware. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make debt payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to stockholders.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we nonetheless will be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot ensure you that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Our targeted investment properties and the properties underlying our investments are required to comply with the Americans with Disabilities Act and fire, safety and other regulations, which may require us or them to make unintended expenditures that adversely impact their ability to make interest payments to us and our ability to pay dividends to stockholders.

Any properties we acquire directly, and the properties underlying our investments, are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and we expect under our leases will be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to stockholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our targeted investment properties and properties underlying our investments. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to make distributions to our stockholders. Further, required compliance with these rules and regulations by the owners of the properties underlying our investments may reduce their funds available to make interest payments to us.

We may be adversely affected by unfavorable economic changes in geographic areas where the properties underlying our investments may be concentrated.

Adverse conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our properties. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Risks Related to Our Organization and Structure

Maryland takeover statutes may prevent or make difficult a change of control of our company that could be in the interests of our stockholders.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The business combination statute may discourage others from trying to acquire control of a corporation and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for the common stock of that corporation or otherwise be in the interest of the stockholders of that corporation.

We have exempted by charter provision all business combinations from the application of this statute and consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between any other party and us. However, we may, by charter amendment approved by our board of directors and our stockholders, opt into the business combination provisions of Maryland law in the future.

We also have opted out of the “control share” provisions of Maryland law that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. However, we may, by amendment to our by-laws, opt in to the control share provisions of Maryland law in the future without stockholder approval, which could inhibit a third party from making or completing an acquisition of us that is in the interests of our stockholders.

Our authorized but unissued common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may issue additional common and preferred shares and may establish a series of preferred stock with terms that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The requirements of the Investment Company Act impose limits on our operations.

We conduct our operations so as not to be regulated as an investment company under the Investment Company Act of 1940, as amended. We rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act (and potentially Section 3(c)(6) if, from time to time, we engage in our real estate business through one or more majority-owned subsidiaries). The assets that we acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. In addition, we may not issue redeemable securities. We are in the process of applying for no-action relief with respect to the characterization of certain of our assets as qualifying real estate assets for purposes of the requirements of Section 3(c)(5)(C). We cannot assure you that such no-action relief will be granted or that it will be granted on the terms requested. If we fail to own a sufficient amount of qualifying real estate assets or real estate related assets to satisfy the requirements of Section 3(c)(5)(C) and could not rely on any other exemption or exclusion under the Investment Company Act, we could be characterized as an investment company. The risk that we might be characterized as an investment company subject to registration and regulation under the Investment Company Act is greater to the extent that we invest in pools of CMBS that contain some real estate related notes. The characterization of us as an investment company would require us to either (i) change the manner in which we conduct our operations to avoid being required to register as an investment company or (ii) to register as an investment company. We cannot assure you that we would be able to complete any required dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of our business plan could have a material adverse effect on us. Further, if we were determined to be an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we may be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. Finally, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate our management agreement, services agreement and all other agreements with affiliates. Any of these results would be likely to have a material adverse effect on our business, our financial results and our ability to make distributions to stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a director’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Our by-laws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that a director may only be removed with cause upon the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors. Vacancies may be filled by the board of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent changes in control of our company that are in the interest of our stockholders.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We operate in a manner intended to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion has been issued in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued and will not cover subsequent periods. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes, and the tax treatment of participation interests that we hold in mortgage loans and mezzanine loans, may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

Legislation enacted in 2003, as amended, generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets may generate substantial mismatches between taxable income and available cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements.

The stock ownership limit imposed by the Internal Revenue Code for REITs and our charter may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the aggregate value of our outstanding capital stock following the completion of this offering. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our charter key off of the ownership at any time by any “person,” which term includes entities. These ownership limitations in our charter are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Taxation of REITs in General.” Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through taxable subsidiary corporations. Such subsidiaries will be subject to corporate level income tax at regular rates.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate or foreign currency risks will generally constitute income that does not qualify for purposes of the 75% income requirement applicable to REITs, and will also be treated as nonqualifying income for purposes of the REIT 95% income test unless specified requirements are met. See “Federal Income Tax Consideration—Taxation of JER Investors Trust—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, under recently issued IRS guidance, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See “Federal Income Tax Considerations—Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income” and “Federal Income Tax Considerations—Taxation

of Stockholders—Taxation of Tax- Exempt Stockholders.” Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile.

On July 13, 2005, we completed an initial public offering of our common stock, which is listed on the New York Stock Exchange. While there has been active trading in our common stock since the initial public offering, we cannot assure you that an active trading market in our common stock will be sustained. Even if an active trading market for our common stock continues, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price you paid to acquire them. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	application and interpretation of the rules and regulations of the Investment Company Act; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales on the market price of our common stock. Any sales of a substantial number of our shares in the public market, or the perception that sales might occur, may cause the market price of our shares to decline.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of taxable income, such distributions would generally be considered a return of capital for federal income tax purposes.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts);

•	availability of capital to us;

•	our ability to obtain future financing arrangements;

•	changes in interest rates and interest rate spreads;

•	changes in generally accepted accounting principles or interpretations thereof;

•	market trends;

•	policies and rules applicable to REITs;

•	application and interpretation of the rules and regulations of the Investment Company Act of 1940; and

•	other factors discussed under the heading “Risk Factors.”

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of our common stock that they hold. The term selling stockholders includes the holders of our common stock listed below and the beneficial owners of such common stock and their transferees, pledgees, donees, or other successors.

The following table sets forth information as of November 2005, with respect to the selling stockholders and our common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. Except as otherwise noted, the beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

Except as indicated below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of our common stock held by them, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon completion of any such sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided us with the information regarding their common stock. However, for purposes of this prospectus, we have assumed that all of the shares covered by this prospectus will be sold pursuant to this prospectus.

Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (i) they purchased the common stock to be offered by them pursuant to this prospectus in the ordinary course of its business and (ii) that, at the time of the purchase of the common stock, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the common stock.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
4-G Investment Group (1)	35,000	35,000
Abramson, Nancy	4,000	4,000
Affron, Charles and Mirella	1,500	1,500
Albert, Ellen	3,000	3,000
Alexandria Scrap Corp. (2)	6,000	6,000
Allied Funding (3)	5,000	5,000
Allnutt, Elena G.	3,000	3,000
Alonso, Steven	2,000	2,000
Americana Investments, Inc. (4)	3,300	3,300
Anita Gertler Rev Trust DTD 9/17/98 (2)	3,000	3,000
Barrish, Jack	15,000	15,000
Bavely, Donald and Kathleen	12,500	12,500

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Beach, Patrick and Christine	7,500	7,500
Beese, Carter	6,750	6,750
Belcher, Keith (5)	20,000	20,000
Bennett Family LLC (6)	5,000	5,000
Bennett, Luann	2,000	2,000
Bettius, Marc Eugene	5,000	5,000
Bindeman, Carol K.	6,500	6,500
Bonnie Paley Minzer Recovable Trust (7)	1,501	1,501
Brooks, Kenneth and Anita	2,000	2,000
Browne, Carmen M.	3,500	3,500
Caufield, Frank (8)	133,333	133,333
Cedar Glen Investments (9)	1,000	1,000
Chain Bridge Investments, LLC (10)	4,000	4,000
Children’s Healthcare of Atlanta (11)(12)	12,400	12,400
Chimerine, Lawrence	1,800	1,800
Citizens Corporation (13)	6,666	6,666
Coburn, Bradley Stephen (14)	1,667	1,667
Cohen, Neil D.	16,667	16,667
Colby Bartlett LLC (15)	17,000	17,000
Coleman, John M.	25,000	25,000
Condor Partners LP (16)	32,400	32,400
Congregation Torah Utefilah (17)	30,000	30,000
Connell, Marc D.	5,666	5,666
Connolly, Gerard Thomas and Nancy Lynn Walsh	700	700
Cora and John H. Davis Foundation (2)	8,500	8,500
Cotran Investments Limited (18)	80,000	80,000
David L. Hazel Revocable Trust (19)	3,000	3,000
Deborah Kleinbord Irr Tr DTD 7/20/01 (2)	3,000	3,000
Diane E. Cutler Irr Trust (2)	3,000	3,000
DiAntonio, Steven Michael	1,700	1,700
Dixon, Andrew F.	12,333	12,333
Dixon, Jean M.	500	500
Doescher, Kari & William (20)	6,667	6,667
Donahue, Timothy M. & Jayne N.	66,666	66,666
Drake Associates, L.P. (21)	16,000	16,000
Duke Endowment (11)(12)	16,900	16,900
Dussek, Steven	6,666	6,666
Edenbaum, Paul G.	6,500	6,500
Endeavor Asset Management, L.P. (22)	10,000	10,000
Enrico, Joseph	1,500	1,500
Epstein Holdings LLC (2)	6,000	6,000
Ewing, Frank	52,500	52,500
FBR Special Situations Fund, LP (11)(23)	333,333	333,333
FBR Weston, LP (11)(23)	200,000	200,000
Feinberg, Richard	5,000	5,000
Feld, Kenneth J.	25,000	25,000
Fensterheim, Gerald David	3,333	3,333
Ferial Seikaly Polhill Management, LLC (24)	11,666	11,666
Flanagan Family Limited Partnership (25)	3,333	3,333
Fleet Maritime, Inc. (26)	18,600	18,600
Fleisher Family LTD Partnership (2)	8,000	8,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Frank Russell Company Limited Multi-Style Multi-Manager Fund (11)(12)	5,800	5,800
Frank Russell Investment Aggressive Equity Fund (11)(12)	9,200	9,200
Frank Russell Investments (11)(12)	16,400	16,400
Franklin Mutual Beacon Fund (27)	413,700	413,700
Friedman, Billings, Ramsey & Co., Inc. (28)(29)	1,300	1,300
Friedman, Billings, Ramsey Group, Inc. (11)(29)	377,350	377,350
Fuller, Craig L.	5,000	5,000
Gallagher, Peter and Linda	5,000	5,000
Geis, Thomas and Lucy	2,000	2,000
Gilbert, Alex (75)	3,759	1,667
Glassman, James K.	2,000	2,000
GLG Financials Fund (30)	200,000	200,000
GLG Market Neutral Fund (30)	200,000	200,000
GLG North American Opportunity Fund (30)	200,000	200,000
Goldman Sachs & Co. Profit Sharing Master Trust (11)(26)	14,214	14,214
Goldman Sachs Asset Management Foundation (11)(31)	3,925	3,925
Goldstein, Robert B. and Candy K.	1,500	1,500
Goodman, Jonathan Ian and Nina	13,333	13,333
Googh, Jack L. and Karen R.	3,000	3,000
Granville Valentine Trust (32)	9,000	9,000
Haft, Mary	17,000	17,000
Harkins Family LP (2)	6,500	6,500
Harmon, Deborah L. (33)	179,800	110,000
Harrison, Donald	6,000	6,000
Harvard Investments, Inc. (34)	30,000	30,000
Herbert and Gudrun Hancock Family Trust (35)	3,400	3,400
HFR RV Performance Master Trust (36)	9,000	9,000
HG Holdings II Ltd. (37)	97,650	97,650
HG Holdings Ltd. (37)	643,650	643,650
Hirst, Jeremy	1,500	1,500
Holton Arms School (2)	10,000	10,000
Howard, Jeffrey and Brenda	2,000	2,000
Howard and Geraldine Polinger Family Foundation (2)	10,000	10,000
Hunter Global Investors Fund I, LP (37)	297,150	297,150
Hunter Global Investors Fund II, LP (37)	11,550	11,550
Huthwaite, Daniel W. and Constance	3,000	3,000
Ingraham, Laura	13,333	13,333
Investors of America (11)(38)	500,000	500,000
Jacobs, Alan and Ruth, TIC	3,000	3,000
Janes, William S.	6,637	6,637
Jel Trust DTD (39)	10,000	10,000
John A. Hartford Foundation, Inc. (31)	11,475	11,475
Junkin, Timothy and Kristin	2,000	2,000
J&L Blend LP (73)	538,692	266,667
Kathleen M Swanson Trust u/a (40)	10,000	10,000
Kay, David B. (41)	6,500	6,500
Kayne Anderson Non-Traditional Investments, LP (11)(36)	61,000	61,000
Kayne Anderson REIT Fund, LP (11)(36)	60,000	60,000
Kefauver, Leslie F.	2,000	2,000
Kelly Jr., Thomas N. & Diana J.	10,000	10,000
Kensington Strategic Realty Fund (16)	242,000	242,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Keyser, Jay B.	3,000	3,000
Kimsey, James V. (8)	133,000	133,000
Kirsch, Peter A.	6,666	6,666
Kramer, Ian and Linda, JTWROS	3,000	3,000
Krejca, Kenneth D. and Kelley M. Krejca (42)	1,667	1,667
Krumweide, Craig L.	3,000	3,000
Labonoit CRUT (2)	4,000	4,000
Lane Family Foundation, Inc. (2)	3,000	3,000
Langley, Dennis M.	29,750	29,750
Laurie A. Cutler Irr Trust (2)	3,000	3,000
LH Rich Companies (43)	10,000	10,000
Louis Scowcroft Peery Charitable Foundation (31)	1,825	1,825
Malek Hotels LLC (44)	17,666	17,666
Marakovits, Cornelia (45)	57,002	16,667
Marcy Newberger Trust u/a (46)	3,333	3,333
Margaret W. Wong Revocable Trust (31)	725	725
Martha and Philip Sagon Family Foundation (2)	9,500	9,500
Massena, Darrin (31)	1,525	1,525
Matz, Timothy B. and Jae F. (11)	1,000	1,000
Mavian, LLC (31)	600	600
McCorkindale, Douglas H.	16,666	16,666
McDonnell, John, Jr.	8,000	8,000
McDonnell, Marion	8,000	8,000
McDougall, Donald P. and Jean M.	6,525	6,525
McGonigle, James	6,666	6,666
McQuown, Gene C. (47)	26,667	26,667
Meadows Jr., James R.	12,500	12,500
Melvin and Thelma Lenkin Foundation (2)	5,000	5,000
MGO Partnership, LP (48)	6,000	6,000
Miami University Endowment (31)	2,100	2,100
Miami University Foundation (31)	2,525	2,525
Millennium Partners, LP (11)(49)	720,000	720,000
Milloy, Jeffrey M.	10,000	10,000
Milton V. Peterson Revocable Trust (50)	30,000	30,000
Mollie Block Trust FBO Marilyn Meyers (2)	5,000	5,000
Mollie Block Trust FBO Victor Block (2)	5,000	5,000
Mullen, Leo and Patterson, Helene	9,666	9,666
Munder Micro-Cap Equity Fund (11)(51)	75,000	75,000
Mutual Beacon Fund (Canada) (27)	87,900	87,900
Mutual Financial Services Fund (27)	298,400	298,400
Neese Family Equity Investments, Ltd. (31)	2,275	2,275
Ng, Dominic and Ellen	5,037	5,037
Nicholas Applegate Capital Management US Small Cap Value Fund (11)(12)	50,400	50,400
O’Kieffe, Donald and Jane	3,333	3,333
Olayan America Corporation (52)	500,000	500,000
Ouweleen, Mark and Sarah Harding	667	667
Oz Domestic Partners II, L.P. (26)	41,437	41,437
Oz Domestic Partners, L.P. (26)	183,714	183,714
Oz Overseas Fund II, Ltd. (26)	158,215	158,215
Oz Overseas Fund, Ltd. (26)	582,534	582,534
Pacific Century Trust #2 (11)(12)	76,700	76,700

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
Palumbo, Vincent D.	5,000	5,000
Parker, Connie Simmons (53)	1,667	1,667
Pennant Offshore Partners, Ltd. (54)	214,200	214,200
Pennant Onshore Partners, LP (54)	45,760	45,760
Pennant Onshore Qualified, LP (54)	140,040	140,040
Phillips, Jr., Earl Norfleet	3,000	3,000
Alliance Flex Cap Value (11)(12)	4,900	4,900
Polhill, Ferial (24)	6,666	6,666
Porter, Stephen W.	3,000	3,000
Pistenmaa, Joanna and David, TIC	3,000	3,000
Quinn, Thomas H.	5,000	5,000
Ralph Cantisano Charitable Lead (2)	5,000	5,000
Randolph, Gretchen	5,000	5,000
Rath Foundation, Inc. (55)	35,000	35,000
Richard and Elaine Binder Tr TIC (2)	5,000	5,000
Richard S. Bodman Revocable Trust (56)	15,000	15,000
RNR I, LLC (57)(58)	33,000	33,000
Robert A. Podrog Marital Trust (2)	5,000	5,000
Robert Bindeman Irr Trust (2)	3,000	3,000
Robert, Joseph E. Jr. (74)	643,898	251,673
Robinson, Clyde W. and Monique M (75).	1,667	1,667
Rosenberg, Steven A.	10,000	10,000
Rosenthal, Robert M.	133,334	133,334
Rothstein, Steven Randy	7,750	7,750
Rozanna Quintana Trust (2)	3,500	3,500
Rupli, Tim and Linda	1,836	1,836
Schechter, Alan H.	2,000	2,000
Shannon, Thomas	3,000	3,000
Schiffman, Douglas and Suzanne	3,333	3,333
Shreve Bowersox Investments (59)	3,500	3,500
Slovin, Bruce	18,000	18,000
Solomon, Daniel	5,000	5,000
Stern, Grace P.	5,000	5,000
Stratford Partners, L.P. (60)	20,000	20,000
Stuckey Timberland, Inc. (61)	15,700	15,700
SVS Asset Management, LLC (31)	1,300	1,300
Swistock, Christopher	1,500	1,500
Szymanski, Joseph H.	6,666	6,666
The Glenstone Foundation (62)	133,333	133,333
The H Account (2)	15,000	15,000
The M Account (2)	8,000	8,000
The O. Winfrey Declaration Trust (63)	287,500	287,500
The Tierney Corporation (64)	13,734	13,734
Thiel, John Dwight	4,000	4,000
Thomson M. Hirst and Gloria Trumpower	7,500	7,500
TIAA-CREF Institutional Real Estate Securities Fund (11)	175,000	175,000
TIAA-CREF Life Real Estate Securities Fund (11)	25,000	25,000
TM Investments, LP (65)	33,500	33,500
Topanga XI, Inc. (26)	6,543	6,543
Trumpower, Gloria	3,000	3,000
United Capital Management, Inc. (66)	25,000	25,000

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus
University of Mississippi Foundation (31)	1,325	1,325
VentureSim, Inc. (67)	5,000	5,000
Vestal Venture Capita (68)	24,000	24,000
Vincent, Phillip D (14).	3,000	3,000
Wake Forest University Small Value (11)(12)	4,700	4,700
Ward, Daniel T.(69)	3,500	3,500
Warner, John William	33,333	33,333
Wasatch Small Cap Value Fund (31)	402,025	402,025
Wedel, Charles F.	3,333	3,333
Western Reserve Master Fund, LP (70)	20,000	20,000
Whalen, John and Rabbit, Linda D.	3,000	3,000
White, Dean V. and Barbara E.	465,000	465,000
William A. Hazel Revocable Trust (71)	15,000	15,000
Wiltshire, William M. and Serena P. Wiltshire	1,000	1,000
Wisconsin Alumni Research Foundation (11)(12)	14,400	14,400
Woloshin, Douglas	2,500	2,500
Woodbury Fund (2)	10,000	10,000
Y&H Soda Foundation (31)	6,850	6,850
Yoon, Tae-Sik and Nancy C. Kim (72)	10,000	7,000
Zambo, Lois A.	3,333	3,333

Total	12,075,177	11,286,501	(76)

(1)	This selling stockholder has advised us that James Dodson exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(2)	This selling stockholder has advised us that Harold Zirkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(3)	This selling stockholder has advised us that Ken Perry exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(4)	This selling stockholder has advised us that Joshua M. Freeman exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(5)	Mr. Belcher is a managing director of J.E. Robert Company, Inc. and our vice chairman of the board of directors and executive vice president. Reflects ownership as of the date of this prospectus.
(6)	This selling stockholder has advised us that Luann Bennett exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(7)	This selling stockholder has advised us that Bonnie Paley Minzer exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(8)	This selling stockholder is an independent director of JER Investors Trust Inc.
(9)	This selling stockholder has advised us that Solomon A. Weisgal exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(10)	This selling stockholder has advised us that John M. Coleman exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(11)	This selling stockholder has identified itself as an affiliate of a broker-dealer. Please see the disclosure set forth above regarding these selling stockholders. Each of the selling stockholders that is an affiliate of a broker-dealer has advised us that (i) each of them, respectively, purchased the common stock to be offered by them pursuant to this prospectus in the ordinary course of its or his, as the case may be, business and (ii) that, at the time of the purchase of the common stock, they did not have any agreement or understanding, directly or indirectly, with any person, or any intent, to distribute the common stock.
(12)	This selling stockholder has advised us that Horacio A. Valeiras exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(13)	This selling stockholder has advised us that Gregory W. Griffith exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(14)	This selling stockholder was an employee of J.E. Robert Company, Inc.
(15)	This selling stockholder has advised us that Robert Haft exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(16)	This selling stockholder has advised us that Joel Beam and Paul Gray exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(17)	This selling stockholder has advised us that Rabbi M. Einstadler exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(18)	This selling stockholder has advised us that Camille Cotran exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(19)	This selling stockholder has advised us that David L. Hazel exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(20)	Ms. Doescher was a director of J.E. Robert Company, Inc. from June 2002 to September 2005. Ms. Doescher was also a director of our manager and our chief financial officer from our inception to September 2005.
(21)	This selling stockholder has advised us that Alec Rutherfurd exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(22)	This selling stockholder has advised us that Patrick Tully exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(23)	This selling stockholder has advised us that Ned Wheeler exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(24)	This selling stockholder has advised us that Ramzi Seikaly exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(25)	This selling stockholder has advised us that Robert J. Flanagan exercises voting and investment power over the shares that this selling stockholder beneficially owns.

(26)	This selling stockholder has advised us that Daniel S. Och exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(27)	This selling stockholder has advised us that Todd Jonasz exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(28)	This selling stockholder has identified itself as a broker-dealer. Please see the disclosure set forth above regarding this selling stockholder. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.
(29)	This selling stockholder has advised us that Eric. F. Billings exercises voting and investment power over the shares that this selling stockholder beneficially owns. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder.
(30)	This selling stockholder has advised us that Noam Gottesman, Pierre LaGrange and Phillipe Jabre exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(31)	This selling stockholder has advised us that John Mazanec exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(32)	This selling stockholder has advised us that Wilfred Goodwyn exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(33)	Ms. Harmon is the president and chief investment officer of J.E. Robert Company, Inc. Reflects ownership as of the date of this prospectus.
(34)	This selling stockholder has advised us that Craig L. Krumwiede exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(35)	This selling stockholder has advised us that Herbert J. Hancock and Gudrun Hancock exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(36)	This selling stockholder has advised us that Richard A. Kayne exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(37)	The selling stockholder has advised us that Duke Buchan III controls Hunter Global Investors L.P., the investment manager of this selling stockholder, and has sole voting and investment power over the shares held by this entity. The foregoing should not be construed in and of itself as an admission by Mr. Buchan of beneficial ownership of the shares.
(38)	This selling stockholder has advised us that James Dierberg exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(39)	This selling stockholder has advised us that Edward J. Lenkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(40)	This selling stockholder has advised us that Kathleen Swanson exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(41)	Mr. Kay was the chief financial officer of J.E. Robert Company, Inc. from June 2002 to February 2005.

(42)	Mr. Krejca is a director of J.E. Robert Company, Inc. and our vice president. Reflects ownership as of the date of this prospectus.
(43)	This selling stockholder has advised us that Steven Specter and David Stern exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(44)	This selling stockholder has advised us that Frederic V. Malek exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(45)	Ms. Marakovits is President-U.S. Fund Business of J.E. Robert Company, Inc. Reflects ownership as of the date of this prospectus.
(46)	This selling stockholder has advised us that Marcy Newberger exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(47)	Mr. McQuown was a senior managing director of J.E. Robert Company, Inc. and of our manager until March 2006. Mr. McQuown was also our President from our inception to March 2006.
(48)	This selling stockholder has advised us that Gretchen Randolph exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(49)	This selling stockholder has advised us that Israel A. Englander exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(50)	This selling stockholder has advised us that Milton V. Peterson exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(51)	This selling stockholder has advised us that the investment officers of Munder Capital Management, the investment advisor to the selling stockholder, exercises investment power, and the proxy committee of Munder Capital Management exercises voting power over the shares that this selling stockholder beneficially owns.
(52)	This selling stockholder has advised us that Hutham S. Olayan exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(53)	Ms. Parker is the managing director-global administration of J.E. Robert Company, Inc. Reflects ownership as of the date of this prospectus.
(54)	This selling stockholder has advised us that Alan Fournier exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(55)	This selling stockholder has advised us that James Dodson exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(56)	This selling stockholder has advised us that Richard S. Bodman exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(57)	This selling stockholder has advised us that W. Russell Ramsey and Norma G. Ramsey exercise voting and investment power over the shares that this selling stockholder beneficially owns. W. Russell Ramsey is a director of Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder. Reflects ownership as of the date of this prospectus.

(58)	The selling stockholder entity is jointly owned by W. Russell Ramsey and his wife, Norma G. Ramsey. W. Russell Ramsey is an independent director of JER Investors Trust Inc. W. Russell Ramsey is a director of Friedman, Billings, Ramsey & Co., Inc. and Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. This selling stockholder is the parent company of Friedman, Billings, Ramsey & Co., Inc., who acted as the initial purchaser and placement agent in connection with our private placement and as sole book-runner in connection with our initial public offering. Two of our directors, Messrs. Altobello and Ramsey, are also directors of this selling stockholder. Reflects ownership as of the date of this prospectus.
(59)	This selling stockholder has advised us that Thomas O. Bowensox exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(60)	This selling stockholder has advised us that Chad Comiteau and Mark Fain exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(61)	This selling stockholder has advised us that Miles A. Stone exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(62)	This selling stockholder has advised us that Mitchell P. Rales and Michael G. Ryan exercise voting and investment power over the shares that this selling stockholder beneficially owns.
(63)	This selling stockholder has advised us that Oprah Winfrey exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(64)	This selling stockholder has advised us that Dan Tierney exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(65)	This selling stockholder has advised us that Melvin Lenkin exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(66)	This selling stockholder has advised us that James A. Lustig exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(67)	This selling stockholder has advised us that James A. Syme exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(68)	This selling stockholder has advised us that Allan R. Lyons exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(69)	Mr. Ward is a managing director and general counsel of J.E. Robert Company, Inc. and our secretary. Reflects ownership as of the date of this prospectus.
(70)	This selling stockholder has advised us that Michael Durante exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(71)	This selling stockholder has advised us that William A. Hazel exercises voting and investment power over the shares that this selling stockholder beneficially owns.
(72)	Mr. Yoon is a managing director and chief financial officer of J.E. Robert Company, Inc. and our chief financial officer and executive vice president. After sale of the 7,000 shares of common stock owned by Mr. Yoon pursuant to this prospectus, Mr. Yoon will beneficially own 3,000 shares of our common stock. Reflects ownership as of the date of this prospectus.
(73)	This selling stockholder has advised us that Mr. Joseph E. Robert, Jr., our chairman of the board of directors and chief executive officer, exercises voting and investment power over the shares that this selling stockholder beneficially owns. Reflects ownership as of the date of this prospectus.

(74)	Mr. Joseph E. Robert, Jr. is the chairman and chief executive officer of J.E. Robert Company, Inc. and our chairman of the board of directors and chief executive officer. After completion of this offering, Mr. Robert Jr. will own approximately 3.9% of our common stock. Reflects ownership as of the date of this prospectus.
(75)	This selling stockholder is an employee of J.E. Robert Company, Inc. Reflects ownership as of the date of this prospectus.
(76)	We believe that because certain of the listed selling stockholders have sold or transferred shares of common stock in transactions exempt from the registration requirements of the Securities Act, such selling stockholders may own less than as set forth in the table above. In addition, the transferees in such exempt transactions may also have included the shares of common stock in the table set forth above. As a result, the total number of shares of common stock listed as beneficially owned by selling stockholders is more than 11,286,501. However, the maximum number of shares of common stock that may be sold under this prospectus will not exceed 11,286,501.

The shares of common stock offered for resale by this prospectus were originally issued by us in a private placement in June 2004. Pursuant to a purchase agreement that we and the initial purchasers entered into in June 2004 in connection with that private placement, the initial purchasers agreed to offer and sell the shares of common stock only to persons they reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), “accredited investors” within the meaning of Rule 501 under the Securities Act, or to investors outside the United States pursuant to Regulation S under the Securities Act. The selling stockholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock offered pursuant to this prospectus. The selling stockholders may offer by this prospectus only the shares such selling stockholders purchased in the June 2004 private placement.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of an investment in common stock of JER Investors Trust. The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel and has reviewed this summary. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “JER Investors Trust,” “we,” “our” and “us” mean only JER Investors Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate JER Investors Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as nominee;

•	persons who receive JER Investors Trust stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding JER Investors Trust stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust which has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxable Mortgage Pools and Excess Inclusion Income” below. A similar tax may be payable by persons who hold our stock as nominee on behalf of such a tax exempt organization. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of JER Investors Trust

We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2004. We believe that we have been organized, have operated and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. We have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with its initial taxable year that ended on December 31, 2004, JER Investors Trust was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued, and does not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that JER Investors Trust qualifies as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on a net income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (as amended, the “2003 Act”) reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the 2003 through 2010 tax years. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2004). Our charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which JER Investors Trust holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or foreign currency gains.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Effective beginning 2005, any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test, provided that specified requirements are met, including the requirement that the instrument hedge risks associated with our indebtedness that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% value test, as explained below).

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Each of the changes described in this paragraph that were made by the 2004 Act have retroactive effect beginning with the 2001 tax year.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash,

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which JER Investors Trust may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and —Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010) pursuant to the 2003 Act, as amended by recent legislation. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease was at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Effective beginning in 2005, to the extent that JER Investors Trust or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations (for example, against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described in this section below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test with respect to the 2005 and future taxable years, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of JER Investors Trust—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of JER Investors Trust—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of JER Investors Trust—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations pursuant to the 2003 Act, as amended. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of JER Investors Trust—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of JER Investors Trust Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will, pursuant to the 2003 Act, as amended, be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States,

•	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange following this offering.

Dispositions of JER Investors Trust Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but our stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, publicly traded.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of JER Investors Trust—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning JER Investors Trust stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

The American Jobs Creation Act of 2004 contains a number of provisions that affect the tax treatment of REITs and their stockholders. As discussed above, the 2004 Act includes provisions that generally ease compliance with certain REIT asset requirements, with the REIT 95% gross income requirement (in connection with income from hedging activities), and which grant relief in cases involving violations of the REIT asset and other requirements, provided that specified conditions are met. See “Taxation of JER Investors Trust—Requirements for Qualification—General,” “—Asset Tests,” “—Income Tests” and “—Failure to Qualify.” The 2004 Act also alters the tax treatment of capital gain dividends received by foreign stockholders in some cases. See “Taxation of Stockholders—Taxation of Foreign Stockholders—Capital Gain Dividends.” These changes generally are effective beginning in 2005, except that the provisions relating to the 10% asset (value) requirement have retroactive effect to 2001.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

PLAN OF DISTRIBUTION

We are registering the resale of the common stock covered by this prospectus pursuant to our agreement to register the shares of common stock in accordance with the terms of a registration rights agreement that we entered into with Friedman, Billings, Ramsey, & Co., Inc. for the benefit of the selling stockholders in connection with our June 2004 private placement. The registration of the shares of common stock, however, does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders or their respective donees, pledgees or other transferees or successors in interest under this prospectus.

The sale of the common stock by any selling stockholder, including any donee, pledgee or other transferee who receives common stock from a selling stockholder, may be effected from time to time by selling shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholder or may purchase from the selling stockholder all or a portion of the common stock as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on any securities exchange on which our common stock is then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

The common stock may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable rules promulgated by the National Association of Securities Dealers, or stock exchange rules;

•	ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities; and

•	sales in other ways not involving market markers or established trading markets, including direct sales to purchasers.

In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock, nor is there any underwriter or coordinating broker-dealer acting in connection with the proposed sale of common stock by the selling stockholders. We will file a supplement to this prospectus under Rule 424(b) under the Securities Act that will include any material information with respect to the plan of distribution not previously disclosed or any material change in such information. This supplement will disclose, among other information:

•	the names of the selling stockholders and of participating brokers-dealer(s);

•	the amount of common stock involved;

•	the price at which the common stock is to be sold;

•	the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

•	other facts material to the transaction.

The selling stockholders or brokers-dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” under the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

From time to time, the selling stockholders may pledge their common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling stockholder, the broker may offer and sell such pledged common stock from time to time. Upon a sale of the common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling stockholders default under any customer agreement with brokers.

In order to comply with the securities laws of certain states, if applicable, the common stock may be sold only through registered or licensed broker-dealers. We have agreed to pay all expenses incident to the offering and sale of the common stock, other than commissions, discounts and fees of, broker-dealers or agents. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act.

The selling stockholders have agreed to indemnify us, our officers and trustees and each person who controls (within the meaning of the Securities Act) or is controlled by us, against any losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling stockholders.

In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and DLA Piper US LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of JER Investors Trust Inc. and subsidiaries appearing in JER Investors Trust Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.jer.com) and at the SEC’s website (www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement.

The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K dated March 21, 2006, May 4, 2006, August 17, 2006, September 29, 2006 and October 20, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on July 11, 2005.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to JER Investors Trust Inc., 1650 Tysons Boulevard, Suite 1600, McLean, Virginia, 22102, Attention: Secretary (telephone no.: (703) 714-8071).

JER INVESTORS TRUST INC.

11,286,501 Shares of

Common Stock

PROSPECTUS

                , 2006

No person is authorized to give any information or represent anything not contained in this prospectus. We are only offering the securities in jurisdictions where sales of those securities are permitted. The information contained in this prospectus, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee are estimates.

Securities and Exchange Commission registration fee	$24,071	*
Printing and engraving expenses	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous	5,000

Total	$194,071

*	Previously paid.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The by-laws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and by-laws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity, or in the defense of any claim, issue or matter in such a proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition,

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has also agreed to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on November 29, 2006.

JER INVESTORS TRUST INC.

By:	/s/ Tae-Sik Yoon
Name:	Tae-Sik Yoon
Title:	Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph E. Robert, Jr.	Chief Executive Officer and Chairman of the Board (Principal executive officer)	November 29, 2006

* Mark Weiss	President	November 29, 2006

* Tae-Sik Yoon	Chief Financial Officer and Treasurer (Principal financial officer and principal accounting officer)	November 29, 2006

* Keith W. Belcher	Vice Chairman of the Board and Executive Vice President	November 29, 2006

* Daniel J. Altobello	Director	November 29, 2006

* Peter D. Linneman	Director	November 29, 2006

* W. Russell Ramsey	Director	November 29, 2006

* Frank J. Caufield	Director	November 29, 2006

* James V. Kimsey	Director	November 29, 2006

*By: /s/ Daniel T. Ward	Secretary	November 29, 2006

Daniel T. Ward, as Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Certificate for Common Stock.*

4.2	Registration Rights Agreement, dated May 27, 2004, between Registrant and Friedman, Billings, Ramsey & Co., Inc.*

5.1	Opinion of DLA Piper US LLP relating to the legality of the securities being registered.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of DLA Piper US LLP (contained in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).

24.1	Powers of attorney.†

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (Registration No. 333-122802), as amended. Such Registration Statement was originally filed with the Securities and Exchange Commission on February 14, 2005.
†	Previously filed.